Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 31, 2013 (the “Effective Date”), by and between Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and John LaValle (the “Executive”). The Company and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, the Executive has substantial business knowledge and expertise and the Company desires to retain the knowledge, expertise and experience of the Executive to assist in the operations and management of the Company;

WHEREAS, the Executive acknowledges that the Company expends substantial resources establishing long term relationships with its customers, clients and suppliers and the Executive will from time to time during the course of his employment be exposed to such customers, clients and suppliers and prospective customers, clients and suppliers; and

WHEREAS, all of the foregoing recitals are incorporated into the covenants of this Agreement as if set forth herein at length.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.           Employment. The Company will employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, on an “at will” basis, which means that either the Company or Executive may terminate the Executive’s employment with the Company at any time and for any or no reason. The period commencing with the Effective Date and ending on the effective date of any termination of employment hereunder is referred to herein as the “Employment Period.”

2.            Position and Duties.

(a)          During the Employment Period, the Executive will serve as the Chief Executive Officer of the Company and will have the normal duties, responsibilities and authority of this office, all subject to the overview and authority of the Board (as defined in Section 9 below) to expand such duties, responsibilities and authority, including without limitation appointing the Executive as an officer of one or more Subsidiaries.

(b)          During the Employment Period, the Executive will report directly to the Chairman of the Board and will devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries, and to the performance of such duties as may be assigned to him from time to time by the Company. The Executive will act in the best interest of the Company and its Subsidiaries and, except as may be specifically permitted by the Board, will not engage in any other business activity. The Executive will perform his duties, responsibilities and functions on behalf of the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3.           Compensation.

(a)          During the Employment Period, the Executive’s base salary will be $450,000.00 per annum (as adjusted from time to time, the “Base Salary”). The Executive’s Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices and may be increased annually in the sole discretion of the Board.

(b)          In addition to the Base Salary, during the Employment Period, the Executive shall be entitled, upon achieving individual and Company performance goals to be determined by the Board in its sole discretion, to an annual bonus in an amount determined by the Board in its sole discretion. Executive’s target bonus for each year shall equal 50% of the Executive’s Base Salary, and will not exceed 100% of the Executive’s Base Salary. The Board shall determine the objectives for each fiscal year within the first 30 days of such year. Such bonus, if any, shall be paid to the Executive by March 15th of the year following the year in which the bonus was earned. For the first year of the Executive’s employment, the Executive’s bonus shall be prorated based on his start date. The Company reserves the right, but is not required, to adopt a bonus plan, pursuant to the terms of which the above bonus is provided, including a bonus plan that is intended to award performance-based compensation that is exempt from the deduction limit under Section 162(m) of the Internal Revenue Code.

(c)          Subject to the terms and conditions of an Incentive Stock Option Agreement and a Nonstatutory Stock Option Agreement, each dated as of the date hereof between the Company and the Executive, the Company shall grant to the Executive options, pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”), to purchase an aggregate of 750,000 shares of common stock of the Company, par value $0.0001 per share. Such options shall vest as follows: (i) 25% on the first anniversary of the date of grant and (ii) 75% ratably over the next three years on a monthly basis until fully vested.

(d)          The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.           Benefits. In addition to the Base Salary and other compensation provided for in Section 3 above, the Executive will be entitled to the following benefits during the Employment Period:

(a)          The Executive will be entitled to accrue fifteen (15) days of vacation per year which shall accrue throughout the year. Executive may accrue a maximum cap of two (2) times the annual vacation accrual. Once the accrual cap has been reached, vacation time will no longer accrue until some of the previously accrued vacation is taken. If the Executive resigns or his employment is terminated for any reason, the Executive will be paid for accrued but unused vacation computed at the rate of pay earned upon separation, subject in all instances to the accrual cap set forth above. The Executive will not accrue vacation during unpaid leaves of absences. Vacation accrual will recommence when the Executive returns to work pursuant to the terms of this Agreement.

(b)          The Executive will be entitled to participate in the Company’s health and welfare benefit programs for which other executive level employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs.

(c)          The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5.           Termination.

(a)          The Executive’s employment with the Company and the Employment Period will end on the earlier of (i) the Executive’s death or mental or physical disability (considering reasonable accommodation) or incapacity (as determined by a physician selected by the Company in its good faith judgment) for one hundred twenty (120) consecutive days or one hundred eighty (180) days out of any three hundred sixty (360) day period, (ii) the Executive’s resignation or (iii) termination by the Company at any time with or without Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party.

(b)          If, during the Employment Period, the Executive’s employment with the Company is terminated pursuant to Section 5(a)(i) above, or is terminated by the Company with Cause, or if the Executive resigns for any reason other than Good Reason (as defined below), then the Executive will only be entitled to receive his Base Salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or affiliates thereafter, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)); provided, however, that with respect to termination by the Company for Cause pursuant to clause (viii) of the definition of Cause, if (i) within twenty-one (21) days of his termination the Executive executes a general release in favor of the Company, its Subsidiaries and their affiliates in the form of Exhibit A hereto and such release becomes effective and is not revoked, and (ii) the Executive complies with the terms of this Agreement (other than provision 2(c)), the Executive will be entitled to receive his Base Salary and continuance of health and welfare benefits (in all cases of continuance of health and welfare benefits, via reimbursement of the Company portion of COBRA and related premiums) for a period equal to six (6) months after the date of termination.

(c)          If (i) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason, during the Employment Period, and, in either case, (ii) within twenty-one (21) days of his termination the Executive executes a general release in favor of the Company, its Subsidiaries and their affiliates in the form of Exhibit A hereto and such release becomes effective and is not revoked, and (iii) the Executive complies with the terms of this Agreement, the Executive will be entitled to receive his Base Salary and continuation of health and welfare benefits for a period equal to one (1) year after the date of termination. The severance payments payable to the Executive pursuant to this clause (c) of this Section 5 will be paid at the time and in the manner set forth in Section 3 hereof. Notwithstanding the foregoing, for so long as the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, any amounts payable to the Executive during the first six (6) months and one (1) day following the date of termination pursuant to this Section 5(c) will be deferred until the date which is six (6) months and one (1) day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(d)          If (i) at any time during the term of this Agreement there is a Change of Control (as defined in the Plan) and within one (1) year of such Change of Control, the Executive elects to terminate this Agreement for Good Reason or the Company elects to terminate this Agreement for any reason other than Cause, (ii) within twenty-one (21) days of his termination the Executive executes a general release in favor of the Company, its Subsidiaries and their affiliates in the form of Exhibit A hereto and such release becomes effective and is not revoked, and (iii) the Executive complies with the terms of this Agreement, the Executive shall be entitled to (x) receive his Base Salary and continuance of health and welfare benefits for a period equal to one (1) year after the date of termination, (y) acceleration of all of the Executive’s unvested awards pursuant to any equity incentive plan grant made prior to the Executive’s last day of employment with the Company, and (z) a period of six (6) months following the Executive’s last day of employment with the Company to exercise all vested equity incentive awards (unless the period provided for under the applicable plan for the particular award would provide for a longer period of exercise following termination of employment in similar circumstances). Notwithstanding Section 5(c) above, if the Executive receives the payments provided for in this Section 5(d), the Executive is not entitled to any payments pursuant to Section 5(c).

(e)          Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program of the Company which accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than those expressly required under applicable law (such as COBRA).

(f)          For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its Subsidiaries material public disgrace, disrepute or economic harm, (iv) repeated failure to perform duties as reasonably directed by the Chairman of the Board, (v) gross negligence or willful misconduct with respect to the Company or affiliates or in the performance of the Executive’s duties hereunder, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its Subsidiaries or any of their affiliates or (vii) materially violating any of the terms of the Company’s, its Subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to the Executive, or any other breach of this Agreement or any other agreement between the Executive and the Company or any of its Subsidiaries which, if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to the Executive. For purposes of this Agreement, “Good Reason” shall mean (i) the Executive is assigned duties materially inconsistent with the Executive’s position as set forth in Section 2(a) of this Agreement, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by the Executive if prior thereto the Executive has not exercised his right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after written notice thereof by the Executive to the Company, and (z) shall not constitute “Good Reason” if the Executive shall have consented to the performance thereof or (ii) any breach of a material term of this Agreement by the Company, which breach is not cured within thirty (30) days following written notice to the Company of such breach, or (iii) (iii) the Company requiring the Executive, without the Executive’s prior consent, to be permanently based at any office located more than forty-five (45) miles from the Company’s headquarters, excluding travel reasonably required in the performance of the Executive’s duties hereunder and travel consistent with the Executive’s activities prior to the Effective Date

6.          Confidentiality, Proprietary Information and Investment Assignment Agreement. Concurrently with or prior to the execution of this Agreement, the Executive shall have signed a Confidentiality, Proprietary Information and Invention Assignment Agreement in the form required to be executed by each employee of the Company.

7.          Return of Corporate Property. The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of the Company or any of its Subsidiaries, whether confidential or not, are the property of the Company. The Executive will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Subsidiaries which includes, but is not limited to, any materials that contain, embody or relate to the confidential information, work product or the business of the Company or any of its Subsidiaries, which he may then possess or have under his control. The Executive will take any and all actions reasonably deemed necessary or appropriate by the Company from time to time in its sole discretion to ensure the continued confidentiality and protection of the confidential information.

8.          Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (iii) the Executive is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that the Executive has had the opportunity to consult with independent legal counsel regarding the Executive’s rights and obligations under this Agreement and that the Executive fully understands the terms and conditions contained herein.

9.           Definitions.

“Board” means the Board of Directors of the Company.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiaries” means any corporation, limited liability company or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or any corporation or other entity of which the Company or one of their Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one of more Subsidiaries.

10.          Survival. Sections 5 through 23 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11.          Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

John La Valle

171 Westbend Road

Westlake Village, CA. 91362

Notices to the Company:

Global Eagle Entertainment Inc.

c/o Row 44, Inc.

4353 Park Terrace Drive, Suite 100

Westlake Village, California 91361

Attention: Global Eagle/General Counsel

Fax: (818) 706-9431

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173
Attn:     Joel L. Rubinstein

Fax: (646) 390-1209

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

12.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.          Complete Agreement. This Agreement, and any agreement entered into between the Executive, on the one hand, and the Company or any of its Subsidiaries, on the other hand on the date hereof with respect to confidentiality and invention assignment, officer and director indemnification and/or equity incentive awards granted to Executive, embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Executive, on the one hand, and the Company or any of its Subsidiaries, on the other hand, written or oral, with respect to Executive’s employment with the Company. Upon the Effective Date, the Executive hereby releases and waives any claims or rights he may have under any prior agreement or understanding he may have with the Company or any of its Subsidiaries, affiliates or predecessors, including, but not limited to, any claim for severance or other benefits.

14.          Counterparts. This Agreement may be executed in separate counterparts (including by facsimile and electronic signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.          No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

16.          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns. The Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, to any of the Company’s affiliates or any Subsidiary of the Company or to any Person that acquires the Company or any portion of its business or its assets, in which case all references to the Company will refer to such assignee.

17.          Choice of Law. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

18.          Arbitration. Any and all claims or controversies arising out of or relating to the Executive’s employment, the termination thereof, or otherwise arising between the Executive and the Company shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Executive will pay the then-current Superior Court of California filing fee towards the costs of the arbitration (i.e., filing fees, administration fees, and arbitrator fees), and each party shall be responsible for paying its own other costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses. The Executive shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. The prevailing party in any arbitration shall be entitled to recover its reasonable attorney’s fees and costs, where authorized by contract or statute. This section does not apply or restrict either the Company or the Executive from seeking equitable relief, including injunctive relief, from any court having competent jurisdiction for violating this Agreement or any applicable law.

19.          Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

20.          Withholding; 280G. The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its Subsidiaries or the Executive’s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, the Executive will indemnify and hold harmless the Company and its Subsidiaries for any amounts paid with respect to any such Taxes (but not including any penalties or interest due thereon, all of which shall be the responsibility of the Company). Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and the Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code.

21.          Corporate Opportunities. During the Employment Period, the Executive will submit to the Board all business, commercial and investment opportunities or offers presented to the Executive or of which the Executive becomes aware which relate to the business of the Company or its Subsidiaries as such business of the Company or its Subsidiaries exists at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless previously approved in writing by the Board, the Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on the Executive’s own behalf.

22.          Assistance in Proceedings. During the Employment Period and for one (1) year thereafter, the Executive will cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company or any Subsidiary (including, without limitation, the Executive being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its Subsidiaries all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).

23.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

24.          Conflict. In the event of any inconsistency between any of the provisions of this Agreement and any of the provisions of any Company equity incentive plan or other agreement or instrument executed in furtherance hereof, this Agreement shall control.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the date first written above.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC., a Delaware corporation

By:	/s/ David M. Davis
Name:	David M. Davis
Title:	Chief Executive Officer and Treasurer

EXECUTIVE:

/s/ John LaValle
John LaValle

EXHIBIT A

WAIVER OF CLAIMS AND GENERAL RELEASE

This Waiver of Claims and General Release (the “Release”) is to confirm that the undersigned’s at-will employment with Global Eagle Entertainment Inc. (the “Company”) is terminated effective as of_______, _____ (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you”) hereby resign from all offices you hold with the Company and any of its subsidiaries.

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.

Consistent with the provisions of that certain Employment Agreement by and between you and the Company dated as of [________], 2013 (the “Employment Agreement”), the Company will provide you with severance pay pursuant to the terms of the Employment Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Employment Agreement, you hereby agree as follows:

1.     Release of Claims.

(a)          You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company, its Subsidiaries or any of their affiliates.

(b)          You acknowledge that you have been informed by your attorneys of the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

In that regard, you hereby waive and relinquish all rights and benefits that you have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction to the full extent that you may lawfully waive all such rights and benefits. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may, on your own behalf or by and through your attorneys, hereafter discover claims or facts in addition to or different from those that you now know or believe to exist with respect to one or more of the parties released hereunder, but that it is your intention to finally settle and release all matters that now exist, may exist or heretofore have existed between you and all parties released hereunder. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different claims or facts by you, your attorneys or any other person.

2.     Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s Vice President – Human Resources or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.

3.     Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

4.     Breach. You agree that all of the payments and benefits provided for in the Employment Agreement are subject to termination, reduction or cancellation in the event of your material breach of this Release.

5.     Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of California or the federal courts located in California and each party hereby consents to the jurisdiction of such courts.

6.     Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

7.     Miscellaneous. This Release and the Employment Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company's obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

8.     Representations. You affirm that the only consideration for signing this Release is described in the Employment Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light.

You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

EMPLOYEE

[NAME]

Dated:

GLOBAL EAGLE ENTERTAINMENT INC.

By:
Name:
Title:

Dated:

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